PIONEER PLUMAS BANCORP DIRECTOR RETIRES

QUINCY, California, December 19, 2008 – Plumas Bancorp, (NasdaqCM: PLBC), the bank holding company and the parent company of Plumas Bank, today announced that after over 30 years of service, a principal founding director, Jerry V. Kehr, is retiring from the Plumas Bancorp and Plumas Bank Board of Directors effective December 31, 2008.

Kehr commented, “Watching Plumas Bank expand and grow through the years has been one of the most rewarding experiences in my life. I am proud of Plumas Bank’s achievements and I appreciate the opportunities we have had to improve the quality of life in our communities.” He added, “I am in complete support of the Bank’s current course and I will continue to direct business to Plumas Bank. The future holds great promise for Plumas Bancorp and Plumas Bank and I retire confident that the present board of directors will continue to lead the bank successfully into the future.”

Douglas N. Biddle, president and chief executive officer of Plumas Bank and Plumas Bancorp remarked, “Jerry was the initial inspiration behind the formation of Plumas Bank. His hard work and devotion to his community, its people — our customers, and the Bank’s employees have been major factors that have contributed to the success of Plumas Bank.”

Chairman of the Board, Daniel E. West added, “On behalf of the entire board we will miss Jerry’s steadfast guidance and leadership. We wholeheartedly thank him for spearheading the idea of establishing a local, community bank and we are proud to be a part of making his dream a reality.”

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates thirteen branches located in the counties of Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta, and it also operates a commercial real estate lending office in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. Plumas Bank was named a Premier Bank in 2008 by The Findley Reports. Additionally, in recognition of the Company’s long history of stock performance, Plumas Bancorp was named to the Keefe, Bruyette & Woods Honor Roll for banking institutions. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

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Contact:

Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer

Plumas Bank

35 S. Lindan Ave., Quincy, CA 95971

Ph: 530.283.7305 ext. 8912 Fax: 530.283.9665

elizabeth.kuipers@plumasbank.com